Exhibit 99.3
For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Katie Manzel
Investor Relations Officer
312-564-6818
kmanzel@theprivatebank.com
For Immediate Release
PrivateBancorp, Inc. Announces Commencement of
Underwritten Public Offering of Common Stock
CHICAGO, October 26, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced it has commenced an underwritten public offering of $175 million of its common stock. The net proceeds from the offering will qualify as tangible common equity and Tier 1 capital and will be used to further capitalize our banks in order to support continued growth and for working capital and other general corporate purposes, including possible FDIC-assisted acquisition transactions. In addition, upon completion of this offering, we will be eligible to request that the U.S. Department of the Treasury reduce the number of shares of our common stock issuable upon exercise of the warrant held by the U.S. Treasury by 50% to 645,013 shares.
J.P. Morgan Securities Inc. is the sole book-running manager for the offering. SunTrust Robinson Humphrey, Inc. is lead manager. Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., and Keefe, Bruyette & Woods, Inc. are co-managers.
The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares offered to cover over-allotments, if any. The shares will be offered pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-150767).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of the prospectus supplement and the related prospectus. Copies of the prospectus supplement and related prospectus with respect to this offering may be obtained from J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, (631) 254-1735.
About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 34 offices in 10 states and $12.1 billion in assets as of September 30, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.theprivatebank.com.